UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2013

ActiveCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53570 (Commission File Number)	87-0578125 (IRS Employer Identification No.)

1365 West Business Park Drive, Orem, Utah 84058
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (877) 219-6050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry ito a Material Definitive Agreement.

During the month of August  2013, ActiveCare, Inc., a Delaware corporation (the “Registrant”), entered into numerous Loan Conversion Agreements with debt holders as well as Securities Purchase Agreements with un-related investors .

Pursuant to the Loan Conversion Agreements and the Securities Purchase Agreement, the Registrant has issued a total of 9,256,332 shares of its common stock (the “Shares”), valued at $0.75 per share, as follows:

•	In consideration for the Loan Conversions representing principal and interest in the amount of $6,107,240, Registrant has issued 8,142,999 shares of Registrant’s common stock;

•	In consideration of Security Purchase Agreements representing $835,000, Registrant has issued 1,113,333 shares of Registrant’s common stock.

Item 3.02                      Unregistered Sales of Equity Securities.

In connection with the Loan Conversion Agreements and Securities Purchase Agreement, the Registrant will issue a total of 9,256,332 shares of common stock.  This brings the total issued and outstanding shares of the Registrant to approximately 19,900,000.  The Registrant believes that share issuances are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act, and in reliance on the exemption from registration provided by Rule 506 under the Act.  The Shares will be issued directly by the Registrant and will not involve a public offering or general solicitation.  Each recipient of the Shares has received or had effective access to files and records of the Registrant that contained the relevant information needed to make an informed investment decision, including the Registrant’s financial statements and periodic reports filed with the Commission.  The Registrant has reasonable belief that each recipient of the Shares has such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of his acquisition of the Shares.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

99           Press Release dated September 4, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActiveCare, Inc.

By:	/s/ Michael G. Acton
Michael G. Acton Chief Financial Officer

Date: September 4, 2013